UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 6, 2008

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Promotion of Dr. Manfred Mueller

On February 6, 2008, as recommended by the Compensation Committee, the Board of Directors of SCM Microsystems, Inc. (the "Company") approved a salary increase for Dr. Manfred Mueller in connection with his promotion, effective March 1, 2008, to Executive Vice President, Strategic Sales and Business Development. Dr. Mueller was formerly Vice President Sales EMEA. Effective April 1, 2008, Dr. Mueller’s annual base salary has been increased from €150,000 to €168,000.

Adoption of 2008 Executive Bonus Plan:

On February 6, 2008, the Board of Directors approved the Executive Bonus Plan for 2008 (the "2008 Plan") as recommended by the Compensation Committee. The 2008 Plan is effective as of January 1, 2008.

The terms of the 2008 Plan are unchanged from the Company’s 2007 bonus plan for executive officers, and are detailed below.

Payments under the 2008 Plan are based both on the achievement of quarterly operating profit by the Company and on the achievement of aggregate annual operating profit by the Company. Under the Plan, operating profit is defined as gross margin, less research and development, sales and marketing, and general and administrative expenses, as well as various expenses determined by the Company to be extraordinary.

Under the 2008 Plan, certain executive officers of the Company (other than sales executives) are eligible to receive quarterly cash bonuses amounting to 10% of their respective annual base salaries, if the Company achieves operating profit for that quarterly period. The maximum amount that any executive officer may earn in quarterly bonus payments in the fiscal year is 40% of his respective annual base salary.

All executive officers (including sales executives) are also eligible to receive additional variable bonuses under the 2008 Plan amounting to between 20% and 40% of their respective annual base salaries, based upon the achievement by the Company of the following annual operating profit targets:

- 20% of annual base salary will be paid if the Company records at least $1.0 million of annual operating profit;
- 30% of annual base salary will be paid if the Company records at least $1.5 million of annual operating profit; and
- 40% of annual base salary will be paid if the Company records at least $2.0 million of annual operating profit.

The maximum amount that any executive officer may earn in combined quarterly and annual bonus payments under the 2008 Plan in the fiscal year is 80% of his respective annual base salary.

Executive officers eligible to participate in the 2008 Plan with respect to both the quarterly and annual bonus components are Felix Marx, Chief Executive Officer, Stephan Rohaly, Chief Financial Officer and Sour Chhor, Executive Vice President Worldwide Strategy and Marketing.

Dr. Manfred Mueller, Executive Vice President, Strategic Sales and Business Development, is eligible to receive an annual bonus payment under the 2008 Plan but participates in the Company's Sales Commission Plan with regards to quarterly bonus payments.

Under the Company’s Sales Commission Plan, Dr. Mueller is eligible to receive a quarterly bonus payment of up to 10% of his annual base salary based on 100% achievement of quarterly revenue goals. Two-thirds of this potential bonus amount is based on the achievement of at least 75% of quarterly revenue targets set forth in the Company’s budget and sales forecasts as approved by the Board for each year, and one-third of which is based upon the achievement of quarterly sales management objectives as approved by the Compensation Committee for each quarter. If, however, revenue targets are achieved above the 100% level in any quarter, then Dr. Mueller’s potential bonus for that quarter will be increased by an additional 2.5% for every percentage point achieved above 100%.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

February 12, 2008	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary